Exhibit 10.12
Notice of termination of  Cleburne, Alabama property mineral property lease agreement

Thorium Power, Ltd.

www.ThoriumPower.com                                                                                                                                          Seth Grae
                                                                                                                                                                             President & CEO
November 8, 2006

VIA FAX AND FEDEX

Mr. Charles Merchant
CM Properties
3189 County Road 10
Heflin, AL 36264

Re:	Notice of Termination - Assignment of Minerals Lease

Dear Mr. Merchant,

Reference is made to the Assignment of Minerals Lease Agreement, dated as of December 31, 2005, between your sole proprietorship, CM Properties and Thorium Power, Ltd. (formerly, Novastar Resources Ltd.) (the “Company’), as amended by Amendment No. 1 to Assignment of Minerals Lease, dated March 5, 2006, between such parties (the “Mineral Lease”).

Section 1 of the amendment referred to above provides that notwithstanding any other provision of the Mineral Lease, the sole remedy available to you for a breach of the Agreement by the Company is the termination of the Agreement and that no further relief or recourse, whether at law, in equity, or otherwise, will be available to you.

The Company has determined, based on independent core drilling sample test results regarding the mineral content of the Cleburne County District of Alabama properties that are the subject of the Mineral Lease (the “Properties”), that it is not economically feasible for us to mine the Properties and provide a satisfactory rate of return on investment to our stockholders. Accordingly, the Company intends to cease performance of its obligations under the Mineral Lease and to forfeit any rights that it has to the Properties and re-vest in you those rights. The Company will pay the outstanding invoice in the amount of $6,671.00 that you submitted that covers payroll for your two employees for the period from October 30 through December 1, 2006 and fuel charges from October 4 through October 24, 2006. The Company, however, will make no further payments to you in cash or equity and it is the Company’s position that if you believe any amounts in cash or equity are due to you, your sole recourse for the Company’s failure to pay such amounts would be termination of the Mineral Lease as per the provision in Section 1 of the amendment to the Mineral Lease described above.

   The Company will take any reasonable action that you deem necessary to re-vest in you any interest in the Properties that the Company holds as a result of the Mineral Lease.

                Please note that this termination is specific to the Properties covered by the Mineral Lease and in no way affects the thorium/monazite mineral properties located in Clay County, Alabama that were assigned to the Company by American Graphite Holdings pursuant to that certain Assignment of Specific Mineral Rights Agreement dated September 14, 2005, as amended March 5, 2006.

Very truly yours,
Thorium Power, Ltd.

/s/ Seth Grae
 By:
Seth Grae
Chief Executive Officer,
President and Director

Thorium Power, Ltd., 8300 Greensboro Drive, Suite 800, McLean, VA 22102 USA
Tel 703-918-4918 Fax 202-318-2502 E-Mail sgrae@ThoriumPower.com